Exhibit 99.1

NEWS RELEASE

SOUTHWESTERN ENERGY COMPLETES PUBLIC OFFERING OF $2,200 MILLION OF SENIOR NOTES

Spring, Texas – January 23, 2015... Southwestern Energy Company (NYSE: SWN) today announced the completion of its previously announced public offering of $350 million aggregate principal amount of its 3.300% senior notes due 2018 (the “2018 Notes”), $850 million aggregate principal amount of its 4.050% senior notes due 2020 (the “2020 Notes”) and $1,000 million aggregate principal amount of its 4.950% senior notes due 2025 (the “2025 Notes” and together with the 2018 Notes and the 2020 Notes, the “Notes”), with net proceeds from the offering totaling approximately $2,179 million after underwriting discounts and offering expenses.

The Notes were sold to the public at a price of 99.949% of their face value for the 2018 Notes, 99.897% of their face value for the 2020 Notes and 99.782% of their face value for the 2025 Notes.

The proceeds from the offering were used to repay all principal and interest remaining outstanding under Southwestern Energy’s $4,500 million 364-day bridge term loan facility and will be used to repay a portion of amounts outstanding under Southwestern Energy’s revolving credit facility.

BofA Merrill Lynch, RBS, Citigroup, J.P. Morgan and Wells Fargo Securities acted as joint book-running managers for the offering of the Notes. In addition, BBVA acted as a joint book-running manager for the offering of the 2018 Notes, Credit Agricole CIB acted as a joint book-running manager for the offering of the 2018 Notes, MUFG acted as a joint book-running manager for the offering of the 2020 Notes, RBC Capital Markets acted as a joint book-running manager for the offering of the 2020 Notes, Mizuho Securities acted as a joint book-running manager for the offering of the 2025 Notes and SMBC Nikko acted as a joint book-running manager for the offering of the 2025 Notes.

The offering of the Notes was made under an automatic shelf registration statement on Form S-3 (Registration No. 333-184882) filed by Southwestern Energy with the Securities and Exchange Commission (“SEC”) and only by means of a prospectus supplement and accompanying prospectus. Prospective investors should read the prospectus supplement and the accompanying prospectus included in the registration statement and other documents Southwestern Energy has filed with the SEC for more complete information about Southwestern Energy and the offering. Copies of the prospectus supplement and the accompanying prospectus related to the offering may be obtained for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively any underwriter or any dealer participating in the offering of the Notes will arrange to send you the prospectus and related prospectus supplement if you request it by contacting:

Merrill Lynch, Pierce, Fenner & Smith Incorporated. Attention: Prospectus Department 222 Broadway, 11th Floor New York, NY 10038 1-800-294-1322 dg.prospectus_requests@baml.com	RBS Securities Inc. 600 Washington Blvd Stamford, CT 06901 1-866-884-2071

Southwestern Energy Company is an independent energy company whose wholly owned subsidiaries are engaged in natural gas and oil exploration, development and production, natural gas gathering and marketing.

Contacts:	Steve Mueller Chairman and Chief Executive Officer (832) 796-4700

R. Craig Owen Senior Vice President	Michael Hancock Director, Investor Relations
and Chief Financial Officer (832) 796-2808	(832) 796-7367 michael_hancock@swn.com

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of, or any solicitation of an offer to buy, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

All statements, other than historical facts and financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements, other than to the extent set forth below. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials); the company’s ability to transport its production to the most favorable markets or at all; the timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the company’s success in drilling, the company’s large acreage position in various areas and, in particular, the Fayetteville Shale play, overall as well as relative to other productive shale gas areas; the company’s ability to fund the company’s planned capital investments; the impact of federal, state and local government regulation, including any legislation relating to hydraulic fracturing, the climate or over the counter derivatives; the company’s ability to determine the most effective and economic fracture stimulation for its shale plays; the costs and availability of oil field personnel services and drilling supplies, raw materials, and equipment and services; the company’s future property acquisition or divestiture activities; increased competition; the company’s ability to access debt and equity capital markets to refinance its short- and long-term bank debt; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; conditions in capital markets, changes in interest rates and the ability of the company’s lenders to provide it with funds as agreed; credit risk relating to the risk of loss as a result of non-performance by the company’s counterparties and any other factors listed in the reports the company has filed and may file with the Securities and Exchange Commission (SEC). For additional information with respect to certain of these and other factors, see the reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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